*	THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT OT SELECTED PORTIONS OF THIS EXHIBIT. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED BY “[**REDACTED**]”.

Exhibit 10.2

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is made by and among plaintiffs Clyde J. Snyder and Janelle Snyder, William L. Snyder II, and Ray E. White and Sandra K. White (collectively “Plaintiffs”), as representatives of the class defined below, and Rex Energy I, LLC (“Rex Energy”) and Rex Energy Corporation (“REC”) (collectively “Defendants”), by and through their respective attorneys of record. Subject to the approval by the Court pursuant to Pa.R.Civ.P. 1714, the parties agree to settle and compromise this action, Snyder et al. v. Rex Energy I, LLC, et al., Civil Action No. 6332 of 2009, pending in the Court of Common Pleas of Westmoreland County, Pennsylvania (the “Action”), under the following terms and conditions.

I. DESCRIPTION OF THE LITIGATION

1. Plaintiffs commenced this class action on behalf of themselves and other owners of real property in Westmoreland County, Pennsylvania, who in 2008 signed oil and gas leases with Rex Energy for which pre-paid rental or bonus payments were not made. Plaintiffs’ class action complaint asserts that valid and binding oil and gas leases existed which Defendants breached. The complaint seeks both damages and declaratory relief.

2. Defendants have denied any and all liability, and they believe and assert that their conduct was lawful and permissible. They deny all allegations of wrongdoing and assert that each of Plaintiffs’ claims is without merit.

3. The parties have engaged in certain discovery, and a motion for class certification is currently pending before the Court.

4. Without admitting any liability or fault, the parties desire to settle and compromise all claims that have been asserted in this Action in order to avoid further expenses, disruptions and uncertainties of litigation.

II. CLASS CERTIFICATION AND FAIRNESS DETERMINATION

5. Class Certification. The parties stipulate and agree that they shall jointly seek to have the Court certify the following class of plaintiffs (the “Class”) for purposes of the settlement of this Action:

All persons who in 2008 signed an oil and gas lease with Rex Energy I, LLC, related to property situated in Westmoreland County, Pennsylvania as to which Duncan Land & Energy, Inc., acted as land agent for Rex Energy I, LLC, and as to which the pre-paid rental or bonus payments specified in the lease have not been paid.

The parties further stipulate and agree that Clyde J. Snyder and Janelle Snyder, William L. Snyder II, and Ray E. White and Sandra K. White shall be the representatives of the Class; that David A. Borkovic, Esq., and Richard A. Finberg, Esq., shall be co-lead counsel for the Class; and that James S. Lederach, Esq., and Jones, Gregg, Creehan & Gerace LLP, shall be additional counsel for the Class. The parties further stipulate and agree that if this Agreement is not approved by the Court, then the stipulated order regarding class certification for purposes of settlement shall be null and void and the parties hereby stipulate to an immediate vacating of the order pursuant to Paragraph 9 below.

6. Preliminary Approval. Promptly following the execution of this Agreement, the parties shall seek from the Court an Order (the “Preliminary Approval Order”) substantially in the form of Exhibit A attached hereto that preliminarily approves this settlement; conditionally certifies the Class for purposes of the settlement until the fairness hearing; sets a date for the fairness hearing; and approves the form and manner of notice to class members.

7. Effective Date of Settlement. This Agreement must be approved by the Court of Common Pleas of Westmoreland County, Pennsylvania, pursuant to Pa.R.Civ.P. 1714. This Agreement and the settlement contemplated herein shall become final (“Final”) on the first date (the “Effective Date”) by which each of the following have occurred: (i) a final judgment, substantially in the form of Exhibit B, is entered by the Court approving this Agreement and dismissing the claims of the Plaintiffs and the Class with prejudice; and (ii) thirty-one (31) days have passed after the judgment approving the Settlement has been entered without any appeals having been taken, or, if an appeal or request for review has been taken, five (5) business days following the voluntary or involuntary termination of the appeal whether through order of an appellate court or otherwise with no right of additional appeal remaining.

8. Attorneys’ Fees, Costs and Expenses. At or before the time of the fairness hearing, counsel for the Class shall submit an application for counsel fees, costs and expenses for approval by the Court, and Defendants reserve their right to object to such fee request. No distribution of cash to the Class can occur until the Court rules on the award of attorneys’ fees, costs and expenses and that award becomes final. If any appeal is taken from the Court’s award of attorneys’ fees, costs and expenses, such appeal will not impact the validity or effectiveness of this Agreement, but it will delay the distribution of any funds from the Cash Settlement Fund to Class members until such matters have been finally resolved.

9. Vacating Certification If Settlement Terminates. In the event that this Agreement is not approved by the Court, the parties shall in good faith negotiate and attempt to resolve all outstanding issues within ten (10) days. If this Agreement does not become final by December 31, 2011, either party may at its option declare this Agreement to be null and void, and the stipulated order regarding class certification for purposes of settlement shall be null and void and the parties hereby stipulate to an immediate vacating of the order. No change that may occur in the Plan of Distribution described below as a result of the approval by the Court process shall permit Defendants to withdraw from or otherwise invalidate this Agreement so long as there is no change in the amounts they must fund under Paragraphs 16 and 17, below.

III. OFFER OF LEASES AND SETTLEMENT FUNDS

10. In consideration of this settlement and the releases contained herein, Defendants agree to provide value to the class members through offers to enter into oil and gas leases (the “Lease Settlement Benefit”), to create a cash settlement fund, and to create an administrative fund, all as more particularly described and defined below.

11. The Lease Settlement Benefit. For each oil and gas lease that a class member signed in 2008 with Rex Energy as to which Rex Energy did not pay the identified pre-paid rental or bonus payment (each a “2008 Rex Lease”), Rex Energy shall, no later than 30 days after Preliminary Approval, offer to lease each such Class member’s oil and gas interests at a prepaid rental of $2,500.00 per acre for a five-year lease with a 15% royalty. Notwithstanding the foregoing, Rex Energy need not offer such a lease if the Class member has already leased his or her oil and gas interests to others. Moreover, if a Class member’s 2008 Rex Lease, as set forth in Exhibits 1 through 136 in the Appendices to Plaintiffs’ Motion for Class Certification, sets forth a lower bonus or pre-paid rental or a lower royalty rate, Rex Energy may offer the corresponding amount from the 2008 Rex Lease. Rex, in its sole and unfettered discretion, may elect to offer a higher amount for one or more parcels.

12. Lease Terms. Each lease offered by Rex Energy to the Class members shall be on terms at least as favorable as those in the form attached hereto as Exhibit C (consisting of a form “Oil and Gas Lease” and a form “Addendum To Oil and Gas Lease”). Counsel for the Class shall have no responsibility for the inclusion or omission of any terms or provisions in Exhibit C or for the effects of any operations under any lease. Each Class member is free to negotiate such other terms as may be acceptable to Rex Energy, but Rex Energy shall have no obligation whatsoever to accept any additional terms. Rex agrees to execute the lease within ten (10) days of confirming clear title.

13. Title Defects. Subject to timely execution and return of a lease to Rex Energy as described in Paragraph 14, the only condition under which Rex Energy can reject a lease with a Class member will be for a “Defective Title” (as defined in Exhibit D to this Agreement) to the applicable oil and gas interests. A boundary line dispute shall not constitute a defect in title with respect to those portions of the real estate over which there is no dispute as to title so that the Class member may participate and lease that portion of the land over which there is no dispute of ownership. No Class member who has entered into an oil and gas lease with respect to his or her property after delivery of the 2008 Rex Lease shall be considered to have a Defective Title as a result of such lease.

14. Time for Electing To Lease. A Class member shall be deemed to have rejected Rex Energy’s offer to lease unless the Class member has executed and returned the appropriate lease to Rex Energy by the later of (i) sixty (60) days after Rex Energy provided the offer to lease to the Class member, or (ii) five (5) business days after the Effective Date of this Agreement.

15. Leasing Costs and Expenses. Rex Energy will bear the usual and customary costs of the leasing process, including all costs and expenses associated with title searches and any filing fees.

16. The Administrative Fund. Within ten (10) business days after the Court enters the Preliminary Approval Order, Rex Energy will wire transfer to or deliver a check payable to Plaintiffs’ attorneys, at their direction, the non-refundable sum of Thirty Thousand Dollars ($30,000.00) for anticipated expenses of administering this settlement including notice and accountants’ fees (the “Administrative Fund”). No expenses included in Leasing costs and expenses shall be included in or charged against the Administrative Fund.

17. The Cash Settlement Fund. In consideration for, inter alia, the release and compromise of all claims by Class members and compliance with the terms of this Agreement, Defendants shall create a fund consisting of Two Million Five Hundred Thousand Dollars ($2,500,000.00) (the “Cash Settlement Fund”) to be distributed as set forth in Paragraph 18 below. Within ten (10) business days after the Court enters the Preliminary Approval Order, Defendants shall deposit Two Million Five Hundred Thousand Dollars ($2,500,000.00) into a separate interest bearing account and will make statements for such account reasonably available to counsel for the Class. Within ten (10) business days after this Agreement becomes Final, as defined above, Defendants shall wire transfer to counsel for the Class such Two Million Five Hundred Thousand Dollars ($2,500,000.00) for distribution as described below.

18. Cash Distributions. Counsel for the Class may administer the Cash Settlement Fund through a Qualified Settlement Fund as that term is used under Internal Revenue Service Rules and Regulations. As more particularly described in the Plan of Distribution attached as Exhibit E, the following payments shall be made from the Cash Settlement Fund:

(a) The attorneys’ fees, costs and expenses of counsel for the Class shall be deducted from the Settlement Fund in such amounts as are allowed by the Court. Class counsel shall determine the amount of attorneys’ fees, costs and expenses to be requested in their discretion. Any order or proceedings related to the application for fees, costs and expenses or to a request for an incentive award as provided in subparagraph (b) or any appeal from any order relating to any such matters shall not operate to terminate or cancel this Agreement. Plaintiffs and Class counsel agree that all their attorneys’ fees, costs and expenses and any incentive award(s) shall be paid from the Cash Settlement Fund and no additional amounts will be claimed against Defendants or those included in the release set forth in Paragraph 24 below.

(b) Class counsel may request an incentive award to be paid to the representative plaintiffs, and, if allowed by the Court, such award shall be deducted from the Cash Settlement Fund.

(c) The Cash Release Fund shall be determined by subtracting the payments described in Paragraphs 18(a) and (b) from the Cash Settlement Fund and adding any unused and unreserved portion of the Administrative Fund, as more particularly described in the Plan of Distribution. Each Class member who does not opt-out pursuant to the provisions of Paragraph 21 below shall receive a share of the Cash Release Fund more particularly described in the Plan of Distribution.

(d) A Class member shall have the opportunity to dispute whether he or she is in the wrong “category” or classification as set forth in paragraph 10(i) of the Plan of Distribution.

(e) Distributions described in Paragraphs 18(a) and (b) shall be made in the time and manner set forth in the Plan of Distribution.

(f) As more particularly described in the Plan of Distribution, there shall be a Residual Fund from which distributions shall be made in accordance with the Plan of Distribution.

IV. SETTLEMENT ADMINISTRATION

19. Notice. Within ten (10) business days after the Court enters the Preliminary Approval Order, Class counsel shall send the Notice of Proposed Class Action Settlement in the form approved by the Court by first class United States mail to the Class members at the addresses set forth in Exhibits 1 through 136 in the Appendices to Plaintiffs’ Motion for Class Certification. The cost of printing and postage shall be paid by the Class and charged against the Administrative Fund. In addition, Class counsel shall cause a summary notice, as approved by the Court, to be published two (2) times each in the Westmoreland Law Journal and the Tribune Review, the first published notices to appear approximately seven (7) to ten (10) days after the mailing of individual settlement notices, and the second published notices to appear approximately seven (7) days thereafter.

20. Identification of Class Members. Plaintiffs shall reasonably endeavor to identify Class members whose identities are not set forth in Exhibits 1 through 136 in the Appendices to Plaintiffs’ Motion for Class Certification and shall make reasonable efforts to ascertain current addresses for those Class members who no longer reside at such addresses. Such efforts shall include, at a minimum, reviewing their pertinent records from discovery documents previously produced and utilizing an available national database. Defendants’ counsel agrees to make reasonable efforts to cooperate with Plaintiffs’ search for such additional Class members.

21. Opt-Out Rights. Any Class member who desires to opt-out of the settlement must do so by mailing or delivering an opt-out request, in the form described in the Notice of Proposed Class Action Settlement, to Class counsel and to Defendants’ counsel prior to the fairness hearing. In order to be effective, an opt-out request must be postmarked by the Opt-Out Date specified in the Notice of Proposed Class Action Settlement. Opt-out rights may be exercised only individually and not on a class or group basis. Each Class member who opts-out of the settlement by the Opt-Out Date shall be ineligible to recover from the Cash Settlement Fund. Defendants shall have the right to withdraw from this Agreement if (a) Class members holding more than twenty percent (20%) of land area covered by the leases in Exhibits 1 through 136 in the Appendices to Plaintiffs’ Motion for Class Certification opt-out of this settlement. For purposes of calculating Defendants’ right to so withdraw, no Class member who has signed and returned a lease to Defendants can or will be considered to be an opt-out, no Class member who has defective title to his oil and gas interests can or will be considered to be an opt-out, and no Class member who has signed a lease with another entity after the date of their 2008 Rex Lease will be considered to be an opt-out. If Defendants exercise their right to withdraw from this Agreement, this Agreement shall be null and void. Class counsel shall reasonably cooperate with Defendants’ counsel in responding to any challenge to the notices, opt-out procedure and/or the settlement.

22. Stale Checks. Any Class member who does not cash a check issued pursuant to Paragraph 18(c) within 180 days after such check is issued shall be ineligible to receive any amount from the Cash Settlement Fund and such check shall be void subject to the right of the Administrators to contact Class members and to issue and reissue such checks. Each such check issued pursuant to Paragraph 18(c) shall bear a legend or be accompanied by a notice which informs the Class member that the check will be void and all rights to payment of such amount will be lost unless the check is negotiated within 180 days after issuance.

23. Joint Checks. Where Class members own real estate interests jointly or commonly as set forth in Exhibits 1 through 136 in the Appendices to Plaintiffs’ Motion for Class Certification, the checks making distributions pursuant to Paragraph 18(c) shall be made payable to such Class members jointly. Any Class member who is unable to cash a distribution check as issued may request to have the check reissued in a different manner or name so long as any joint payee agrees or as the Court orders. If any such check is so reissued, Class counsel may stop payment on the original check and shall have no other obligation to make any other or any further payment. If any dispute exists over whether a check should be reissued, the Class member may seek an Order from the Court directing the manner in which such distribution shall occur, but any such request shall be invalid unless made less than six (6) months after the date of issuance of the original check.

24. Release. This paragraph shall apply to all Class members except: (a) Class members who timely opt-out of the Class in accordance with Paragraph 21 of this Agreement (including co-owners of the properties to which such opt-out is applicable); and (b) Class members to whom Rex Energy’s lease offer under Paragraph 11 of this Agreement is ultimately rejected by Rex Energy on the grounds of Defective Title, which persons shall be deemed to have opted out of the Class for all purposes. Except as provided elsewhere in this Agreement, upon the Effective Date, all Class members not excluded in the preceding sentence, including each of the representative plaintiffs, shall and will, on behalf of themselves and their heirs, beneficiaries, trustees, executors, representatives, agents, successors and assigns (collectively, the “Releasing Parties”), release, remise, acquit, quitclaim and forever discharge Rex Energy I, LLC, and Rex Energy Corporation and each of their parents, subsidiaries, officers, directors, members, shareholders, partners, associates, agents, attorneys, consultants, representatives, successors, assigns and employees of and from any and all rights, claims, demands, damages, liens, causes of action and choses in action, of every kind, character, and nature whatsoever, in law or in equity, based upon any federal or state law, statute, common law right of action or otherwise, civil or criminal, administrative or judicial, contract, tort (including, without limitation, fraud and negligence of any kind) or otherwise, which the Releasing Parties ever had, or now have, whether now known or unknown, claimed or unclaimed, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, discovered or undiscovered, accrued or unaccrued, anticipated or unanticipated, contingent or fixed, alleged or litigated, real or imaginary, for, upon, or by reason of any matter, cause or thing whatsoever related in any way to, based upon or arising out of, directly or indirectly, the oil and gas leases transmitted to the Class members in 2008 from the beginning of the world to the date of this Agreement; provided, however, that nothing in this release shall release or affect in any way any of Defendants’ obligations under this Agreement or any of the rights, duties and obligations that relate to the oil and gas leases that Rex Energy will offer pursuant to Paragraph 11, above, or which Rex Energy previously accepted by paying the royalty or bonus amounts to such Class members with respect to other parcels of real estate. The Releasing Parties shall be forever barred from instituting, maintaining or prosecuting against any of the released parties any of the above released claims.

25. Releases Binding. Except for the persons excluded from the release in Paragraph 24, the failure of a Class member to opt-out or obtain payment in accordance with the terms of this Agreement shall not affect the releases included in this Agreement, including the release of any claim held or possessed by such Class member.

26. Denial of Liability. Defendants denied and continue to deny any wrongdoing or liability arising from any of the allegations in this Action. Nothing in the settlement negotiations, the documents related to this Agreement or the proceedings to obtain approval of this Agreement, whether or not consummated, may be used as evidence or an admission that (i) Class members are properly members of any class that could be certified in this Action without Defendants’ consent or (ii) that any claim which was brought or could have been brought against Defendants has merit or that any amount could or would have been recovered through this Action.

27. Failure of Settlement. If the Court does not enter the Preliminary Approval Order substantially in the form of Exhibit A or does not enter a final judgment substantially in the form of Exhibit B or if this Agreement does not become Final, then this Agreement shall automatically be cancelled and terminated unless the parties otherwise agree in writing. If this Agreement is so cancelled and terminated or fails to become effective by December 31, 2011 and either party elects to cancel this Agreement, then the parties shall be deemed to have their respective status and positions as of the date and time immediately prior to this Agreement and, except for the costs and expenses incurred by counsel and charged against the Administrative Fund, they shall proceed in all respects as if this Agreement and any related orders had not been executed or entered, and any stipulated order regarding class certification for purposes of settlement shall be null and void and the parties herein stipulate to an immediate vacating of the order.

28. Authority. Defendants represent and warrant that this Agreement has been approved by the Board of Directors of Rex Energy Corporation and by the members of Rex Energy and that they have authorized the execution of this Agreement.

29. General provisions.

(a) Any descriptive heading for any paragraph or section of this Agreement has been inserted solely for convenience and shall not affect the interpretation or meaning of the language of the paragraphs or sections.

(b) The Preliminary Approval Order will stay all proceedings in this Action except for such proceedings as may be necessary to implement and accomplish this Agreement.

(c) This Agreement can only be amended or modified by a written agreement signed by Defendants’ counsel and Class counsel on behalf of their respective clients.

(d) This Agreement and the attached Exhibits constitute the entire agreement between the parties, and no representations, warranties or inducements have been made to any party concerning this Agreement or its Exhibits other than the representations, warranties and covenants contained and memorialized in such documents.

(e) The waiver of any provision or breach of this Agreement shall not be deemed a waiver of any other provision or breach of the Agreement. Any waiver of any provision or breach shall be in writing.

(f) This Agreement has been prepared by both Plaintiffs and Defendants, who are represented by counsel, and this Agreement shall not be construed for or against either party on the basis that such party drafted this Agreement or any portion thereof.

(g) As used herein, the plural of any defined term includes the singular thereof, and the singular of any defined term includes the plural thereof, as the case may be.

(h) Counsel for the parties are authorized to enter into this Agreement; to take all appropriate, required or permitted action to effectuate its terms; to execute any other documents required to effectuate the terms of this Agreement; and to enter into any modifications or amendments to this Agreement. The parties and their counsel will cooperate with each other in good faith to implement this Agreement.

(i) This Agreement shall be binding upon the parties’ successors and assigns and shall inure to their benefit.

(j) The Agreement may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument provided that counsel for the parties shall exchange among themselves original signed counterparts.

(k) Plaintiffs, Class counsel and Defendants believe that this Agreement is fair and reasonable and have arrived at this Agreement through arms-length negotiations.

(1) This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, exclusive of its choice of law rules.

(m) The Court shall retain jurisdiction over the interpretation, effectuation and implementation of this Agreement.

(n) The parties and their counsel agree that they shall not encourage any Class Member to opt-out of the Class, provided, however, that nothing in this provision prohibits Class counsel from providing full and complete disclosure and advice to individual Class members respecting the terms and legal effects of this Agreement.

Intending to be legally bound hereby, the parties have executed this Agreement as of the 13th day of May, 2011.

ATTEST:	Rex Energy Corporation

/s/ F. SCOTT HODGES	/s/ THOMAS C. STABLEY
Name:	By: Thomas C. Stabley
Chief Financial Officer

ATTEST:	Rex Energy I, LLC

/s/ F. SCOTT HODGES	/s/ THOMAS C. STABLEY
Name:	By: Thomas C. Stabley
Chief Financial Officer

/s/ DAVID A. BORKOVIC
David A. Borkovic, Esq.
Of Counsel
Jones, Gregg, Creehan & Gerace, LLP
411 Seventh Ave, Suite 1200
Pittsburgh, PA 15219
(412) 261-6400

Richard A. Finberg, Esq.
300 Mt. Lebanon Boulevard, Suite 206-B
Pittsburgh, PA 15234
(412) 341-1342

James S. Lederach, Esq.
201 North Chestnut Street
P.O. Box 342
Scottdale, PA 15683
(724) 887-3600

Attorneys for Plaintiffs

EXHIBIT A

IN THE COURT OF COMMON PLEAS OF WESTMORELAND COUNTY

PENNSYLVANIA

CIVIL ACTION – LAW

CLYDE J. SNYDER and JANELLE SNYDER, husband and wife, WILLIAM L. SNYDER II, and RAY E. WHITE and SANDRA K. WHITE, husband and wife, on behalf of themselves and on behalf of all those similarly situated,	)
)
)
)
)
)
Plaintiffs,	)
	)	No. 6332 of 2009
v.	)
)
REX ENERGY I, LLC, a limited liability company, and REX ENERGY CORPORATION,	)
)
)
Defendants.	)

PRELIMINARY SETTLEMENT APPROVAL ORDER

WHEREAS the parties have entered into a Settlement Agreement dated as of May 13, 2011, a copy of which is attached hereto as Exhibit 1;

WHEREAS the Settlement Agreement is subject to approval of the Court under Pa.R.Civ.P. 1714; and

WHEREAS the Court has reviewed and considered the Settlement Agreement and the Motion for Preliminary Approval with the exhibits accompanying each, and the parties having consented to the entry of this Order;

NOW, THEREFORE, this             day of May 2011, it is hereby ORDERED that:

1. This action is certified as a class action for settlement purposes on behalf of all persons who in 2008 signed an oil and gas lease with Rex Energy I, LLC, related to property situated in Westmoreland County, Pennsylvania as to which Duncan Land &

Energy, Inc., acted as land agent for Rex Energy I, LLC, and as to which the pre-paid rental or bonus payments specified in the lease have not been paid (the “Class”). In accordance with the terms of the Settlement Agreement, this certification is conditional pending a fairness hearing under Pa.R.Civ.P. 1714 and further findings as to the satisfaction of the requirements of Pa.R.Civ.P. 1702, 1708 and 1709. If the Settlement Agreement is not approved by this Court or the approval does not become final, the certification of the Class for settlement purposes shall be vacated in accordance with the terms of the Settlement Agreement. All members of the Class are automatically included in the class unless they elect to exclude themselves from the class in accordance with the procedure set forth in Paragraph 13, below.

2. Pursuant to Pa.R.Civ.P. 1710, Clyde J. Snyder and Janelle Snyder, William L. Snyder II, and Ray E. White and Sandra K. White are certified to be the representatives of the Class.

3. Pursuant to Pa.R.Civ.P. 1710, David A. Borkovic, Esq., and Richard A. Finberg, Esq., are designated to be co-lead counsel for the Class; and James S. Lederach, Esq., and Jones, Gregg, Creehan & Gerace LLP, are designated to be additional counsel for the Class.

4. The Settlement Agreement is hereby approved preliminarily subject to full consideration of all objections and comments at the fairness hearing after notice to the class members.

5. In accordance with Pa.R.Civ.P. 1714(a), the fairness hearing shall be held before the undersigned at    :            .m. on the     day of             , 2011, for the following purposes:

(a) to determine finally whether this action satisfies the prerequisites for class action treatment under Pa.R.Civ.P. 1702, et seq.;

(b) to determine whether the proposed settlement is fair, reasonable and adequate and in the best interests of the Class;

(c) to determine whether the Order and Final Judgment as provided in the Settlement Agreement should be entered, dismissing the action with prejudice;

(d) to determine whether the proposed Plan of Distribution for the Cash Release Fund is fair and reasonable, consistent with applicable law, and should be approved by the Court;

(e) to consider Class Counsel’s application for an award of attorneys’ fees and expenses and Counsel’s request for an incentive award to the representative plaintiffs; and

(f) to consider such other matters as the Court deems appropriate.

The fairness hearing may be adjourned and completed at a later time without further notice except as announced at the fairness hearing.

6. The Notice of Proposed Class Action Settlement attached as Exhibit 2 (the “Notice”) is hereby approved. Class Counsel shall cause the Notice, substantially in the form attached hereto, to be mailed by first class United States Mail, postage prepaid, to the last known addresses of all Class Members within 10 days after the entry of this Order. The Notice shall be conformed to reflect the various dates set forth in this Order.

7. For those class members who Class Counsel believe have not entered into oil and gas leases with others, the Notice shall also include copies of the form of the proposed oil and gas lease and addendum with such lease and addendum being blank as to the name, address, property description, and bonus amount.

8. The Court approves the supplemental transmittal letter attached as Exhibit 3. Class Counsel shall cause the supplemental transmittal letter, substantially in the form attached hereto, to be included with the Notice to those class members who are believed to have entered into oil and gas leases with others in lieu of the form of lease and addendum described in Paragraph 7.

9. The Summary Notice attached as Exhibit 4 is hereby approved. Class Counsel shall cause the Summary Notice, substantially in the form of Exhibit 4, to be published in the Pittsburgh Tribune Review and in the Westmoreland Law Journal approximately seven to ten days (depending upon publication scheduling) after the mailing of the Notice and a second time in each of such publications approximately seven days after the first publication.

10. The foregoing form and method of notifying the Class of the Settlement and the terms and conditions of the Settlement Agreement meet the requirements of Pa.R.Civ.P. 1714(c) and due process, constitute the best practicable notice under the circumstances, and shall constitute due and sufficient notice to all persons and entities who may be entitled to notice.

11. The cost of sending and publishing the Notice as provided above shall be paid from the Administrative Fund established under the Settlement Agreement. Class Counsel shall, at or before the fairness hearing, file with the Court proof of mailing of the Notice and publication of the Summary Notice.

12. Class Counsel shall file their papers in support of the Settlement Agreement and their request for attorneys’ fees, costs and expenses and an incentive award to the representative plaintiffs shall be filed on or before the 14th day prior to the fairness hearing.

13. If any Class Member does not wish to be included in the Class and in the Settlement, such Class Member must file with or mail to the Prothonotary at least 10 days prior to the fairness hearing, that is, on or before                     , 2011, a Request for Exclusion that states (i) “Snyder v. Rex Energy I, LLC, No. 6332 of 2009”, (ii) the Class Member’s full name and address; and (iii) a statement that the Class Member wishes to be excluded from the Class. If any Class Member files such a Request for Exclusion, all co-owners of the Class Member will be deemed to have also asked to be excluded. In addition to filing the above with the Prothonotary, copies of any such Request for Exclusion must also be mailed at the same time to:

David A. Borkovic, Esq. Jones, Gregg, Creehan & Gerace, LLP 411 Seventh Avenue, Suite 1200 Pittsburgh, PA 15219 dab@jgcg.com (Co-Lead Class Counsel)	Richard A. Finberg, Esq. 300 Mt. Lebanon Boulevard Suite 206-B Pittsburgh, PA 15234 richardfinberg@gmail.com (Co-Lead Class Counsel)

Mark D. Feczko, Esq. K&L Gates LLP K&L Gates Center 210 Sixth Avenue Pittsburgh, PA 15222 (Lead Counsel for Defendants)

14. Any objections to and/or comments about the Settlement, the Settlement Agreement and/or the request for attorneys’ fees, costs and expenses and an incentive award to the representative plaintiffs must be filed with the Prothonotary of this Court at least 10 days prior to the fairness hearing, that is on or before                     , 2011, and copies of all such papers must be simultaneously served upon the attorneys identified in Paragraph 13.

15. Attendance at the Fairness Hearing is not necessary. However, any person who wishes to be heard in opposition to the approval of the Settlement and/or the request for attorneys’ fees, costs and expenses and an incentive award to the representative plaintiffs must submit a written objection and indicate their intention to appear at the hearing. The Court may not consider any comments and/or objections to the Settlement, the Settlement Agreement and/or the request for attorneys’ fees, costs and expenses and an incentive award to the representative plaintiffs unless written copies of such comments and/or objections are filed with the Prothonotary and served upon counsel as set forth above. If any Class Member intends to object and to present evidence at the Fairness Hearing must include in his or her written objection the identity of any witness he or she may call and attach any exhibits that he or she intends to introduce at the Fairness Hearing. The Court may, at or following the fairness hearing, approve the Settlement Agreement, including a modified form of final order as agreed to by Class Counsel and Defendants, without further notice.

16. Class Members shall be bound by all determinations and judgments relating to final approval, whether favorable or unfavorable.

17. If (a) any specified condition in the Settlement Agreement is not satisfied and the satisfaction of such condition is not waived by Class Counsel and counsel for Defendants; (b) the Court rejects the Order and Final Judgment substantially in the form attached to the Settlement Agreement (unless Class Counsel and counsel for Defendants consent to the entry of another order in lieu thereof); (c) the Court rejects the Settlement Agreement, including any amendments to which the parties agree; or (d) the Court approves the Settlement Agreement but such approval is reversed on appeal and becomes final, then the Settlement and the Settlement Agreement shall become null and void and of no further force or effect except as provided therein, and each party shall be restored to his, her or its respective position as it existed immediately before the execution of the Settlement Agreement, and the certification of the Class for settlement purposes shall be vacated in accordance with the terms of the Settlement Agreement.

18. This Court retains exclusive jurisdiction over this action to consider all further matters related to or connected with the Settlement or the Settlement Agreement.

19. Class Counsel and Defendants are directed to take all required or appropriate steps under the Settlement Agreement pending final approval, including the timely mailing or delivery of proposed leases, completed as to name, address, property description and bonus amount, to those Class Members who it is believed have not yet leased the relevant oil and gas rights to others, as set forth in the Settlement Agreement.

BY THE COURT:

, J.
Gary P. Caruso

EXHIBIT B

IN THE COURT OF COMMON PLEAS OF WESTMORELAND COUNTY

PENNSYLVANIA

CIVIL ACTION – LAW

CLYDE J. SNYDER and JANELLE SNYDER, husband and wife, WILLIAM L. SNYDER II, and RAY E. WHITE and SANDRA K. WHITE, husband and wife, on behalf of themselves and on behalf of all those similarly situated,	)
)
)
)
)
)
Plaintiffs,	)
	)	No. 6332 of 2009
v.	)
)
REX ENERGY I, LLC, a limited liability company, and REX ENERGY CORPORATION,	)
)
)
Defendants.	)

FINAL ORDER AND JUDGMENT

AND NOW, this             day of                     , 2011, pursuant to a Preliminary Settlement Approval Order dated May     , 2011, a fairness hearing was held on                     ,     2011, before the undersigned for purposes of determining: (a) whether to certify finally the plaintiff class for settlement purposes; (b) whether the settlement of this action, on the terms and conditions contained in the Settlement Agreement previously filed with this Court (the “Settlement”) should be approved finally as fair, reasonable, and adequate; (d) the amount of attorneys’ fees and expenses to be awarded to Class Counsel as well as the amount of an incentive award to the representative plaintiffs; and (e) whether a Final Order and Judgment should be entered. After due consideration of the record, it is hereby ORDERED, ADJUDGED and DECREED as follows:

1. Defendants do not oppose the entry of the following findings of fact and conclusions of law for purposes of approving the settlement of this action. Defendants have reserved their right to challenge the following findings of fact and conclusions of law if this Order does not become final.

2. The Court finds that this action is maintainable as a class action pursuant to Pa.R.Civ.P. 1701, et seq., for the following plaintiff class (the “Class”):

All persons who in 2008 signed an oil and gas lease with Rex Energy I, LLC, related to property situated in Westmoreland County, Pennsylvania as to which Duncan Land & Energy, Inc., acted as land agent for Rex Energy I, LLC, and as to which the pre-paid rental or bonus payments specified in the lease have not been paid.

3. The Court makes the following findings of fact and conclusions of law:

(a) The Class is so numerous that joinder of all class members is impracticable. The Class includes approximately 230 persons who executed approximately 137 Oil and Gas Leases and Addenda in which Rex Energy is the named lessee. The leases which are the subject of this action cover oil and gas rights to approximately 7,200 acres or nearly 11 square miles of Westmoreland County, Pennsylvania.

(b) Questions of law and questions of fact are common to the Class including issues of whether defendants were bound by the actions of certain landmen, whether leases signed by class members were binding upon Rex Energy even though it did not sign such leases, and questions involving the meaning and effect of various lease provisions that are common to the leases executed by the members of the Class.

(c) The claims of the representative plaintiffs are typical of the claims of the class members.

(d) The interests of the representative plaintiffs do not conflict with the interests of the Class in the maintenance of this action, and the representative plaintiffs have claims that are substantially similar, if not identical, to those of the other class members.

(e) The representative plaintiffs have fairly and adequately represented and protected the interests of the class members, including their participation in this action in providing documents, meeting with counsel, and giving depositions. They have also employed experienced counsel who have vigorously litigated this action.

(f) Certifying this action as a class action provides a fair and efficient method for adjudicating the controversy.

(g) The questions of law and questions of fact that are common to the Class predominate over the issues affecting only individual class members.

(h) The prosecution of separate actions by individual members of the Class would create a risk of inconsistent and varying adjudications.

(i) The defendants have acted or refused to act on grounds generally applicable to the Class. And,

(j) All other prerequisites and requirements of Pa.R.Civ.P. 1701, et seq., have been satisfied.

4. Pursuant to Rule 1710, Clyde J. Snyder and Janelle Snyder, William L. Snyder II, and Ray E. White and Sandra K. White are finally certified to be the representatives of the Class.

5. Pursuant to Rule 1710, David A. Borkovic, Esq., and Richard A. Finberg,

Esq., are finally designated to be co-lead counsel for the Class; and James S. Lederach, Esq., and Jones, Gregg, Creehan & Gerace LLP, are finally designated to be additional counsel for the Class.

6. The Settlement Agreement previously filed with this Court and the terms contained therein are fair, reasonable and adequate. Although Defendants’ liability is vigorously disputed, class members are receiving substantially all that they could receive through further litigation. Specifically, the substantial majority of class members — those who have good title to their land and oil and gas rights and who not already leased their oil and gas rights to others — are receiving the opportunity to enter oil and gas leases on terms that are generally comparable terms to the lease previously rejected by Rex Energy. For class members who previously obtained leases with other entities, damage claims for the period during which such persons did not have other leases are problematical; defendants contend not only that they have no liability to such persons, but they have suffered no provable damages. Defendants also contend that all class members had a duty to mitigate damages. While Plaintiffs dispute all such defenses, in light of the risks and uncertainties of litigation, including disputes as to class certification, the merits of the underlying claims and damage issues, the Settlement is clearly fair, reasonable and adequate. The Settlement Agreement, including all of its terms and conditions, is hereby finally approved and adopted as part of this Final Order and Judgment.

7. The Court hereby finds that notice has been provided to the Class pursuant to the terms of the Preliminary Settlement Approval Order dated May     , 2011. The Court further finds that such notice was the best practicable notice under the circumstances; that the notice provided the Class with fair and adequate notice of (i) the fairness hearing and information related to the hearing, (ii) the certification of the Class, (iii) a class member’s right to be excluded from the class and their right to object; (iv) the Settlement Agreement, the releases and Class Counsel’s right to apply for an award of counsel fees, expenses and an incentive award for the representative plaintiffs; and that such notice provided sufficient notice to the class members to satisfy the requirements of due process and Pa.R.Civ.P. 1712 and 1714.

8. The representative plaintiffs and all class members (except: (a) class members who timely opted-out of the class, including co-owners of the properties to which such opt-out is applicable, and (b) class members to whom Rex Energy’s lease offer to lease under paragraph 11 of the Settlement Agreement is ultimately rejected by Rex on the grounds of Defective Title, which persons shall be deemed to have opted out of the class for all purposes) shall and do, on behalf of themselves and their heirs, beneficiaries, trustees, executors, representatives, agents, successors and assigns, (collectively, the “Releasing Parties”) release, remise, acquit, quitclaim and forever discharge Rex Energy I, LLC, and Rex Energy Corporation and each of their parents, subsidiaries, officers, directors, members, shareholders, partners, associates, agents, attorneys, consultants, representatives, successors, assigns and employees of and from any and all rights, claims, demands, damages, liens, causes of action and choses in action, of every kind, character, and nature whatsoever, in law or in equity, based upon any federal or state law, statute, common law right of action or otherwise, civil or criminal, administrative or judicial, contract, tort (including, without limitation, fraud and negligence of any kind) or otherwise, which the Releasing Parties ever had, or now have, whether now known or unknown, claimed or unclaimed, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, discovered or undiscovered, accrued or unaccrued, anticipated or unanticipated, contingent or fixed, alleged or litigated, real or imaginary, for, upon, or by reason of any matter, cause or thing whatsoever related in any way to, based upon or arising out of, directly or indirectly, the oil and gas leases transmitted to the class members in 2008 from the beginning of the world to the date of this Agreement; provided, however, that nothing in this release shall release or affect in any way any of defendants’ obligations under the Settlement Agreement or any of the rights, duties and obligations that relate to the oil and gas leases that Rex Energy offers pursuant to the Settlement Agreement or which Rex Energy previously accepted by paying the royalty or bonus amounts to such class members with respect to other parcels of real estate. The class members shall be forever barred from instituting, maintaining or prosecuting against any of the released parties any of the above released claims.

9. Class Counsel and Defendants are directed to take all action necessary to fulfill the terms of the Settlement Agreement.

10. The award of counsel fees, costs, expenses and an incentive award to the representative plaintiffs will be set forth in a separate order, and the court retains jurisdiction over such matters.

11. This action is hereby discontinued with prejudice as to any and all claims, of any kind and nature, that were alleged in the Complaint. The discontinuance is without costs to any party, except as may be specified in the Settlement Agreement. Such discontinuance shall not affect the validity and enforceability of the Settlement Agreement. The Prothonotary shall mark the docket in this case accordingly.

12. Without affecting the finality of this Final Order and Judgment in any way, this Court retains jurisdiction over (a) the implementation and enforcement of the Settlement Agreement; any other action necessary to enforce, construe, conclude and implement the Settlement Agreement; (c) any remaining issues related to the award of counsel fees, costs, expenses and an incentive award to the representative plaintiffs.

BY THE COURT:

, J.
Gary P. Caruso

EXHIBIT C

OIL AND GAS LEASE

PAID UP

This lease (the “Lease”) made this              day of             , 2011 by and between             , hereinafter called “Lessor” and Rex Energy I, LLC, a Delaware limited liability company, with its principal address at 476 Rolling Ridge Drive, Suite 300, State College, PA 16801, hereinafter called “Lessee”.

WITNESSETH, That for and in consideration of the premises, and all of the mutual covenants and agreements hereinafter set forth, the Lessor and Lessee agree as follows:

1. LEASING CLAUSE: That the Lessor, for and in consideration of Ten Dollars ($10.00) and other valuable consideration in hand paid by the Lessee, the receipt of which is hereby acknowledged, and the covenants and agreements hereinafter contained, does hereby lease and let exclusively unto the Lessee, its successors and assigns, all the oil, gas and coalbed methane and other mineral (not including coal or hard minerals) produced in conjunction therewith, including but not limited to mined out or gob areas of such coal formations or seams (hereinafter collectively called “coal seam gas,” “coalbed methane gas,” “coalbed gas,” “gob gas,” “coal mine methane,” “methane,” “methane gas,” “occluded gas,” and other naturally occurring gases contained in or associated with any coal seam and gas originating or produced from any coal formations, seams or other strata or formations) and their constituents, whether hydrocarbon or non-hydrocarbon, underlying the land herein described and leased (such lands hereinafter called the “Leased Premises”), together with such exclusive rights as may be necessary or convenient for Lessee, at its discretion, to explore for by geophysical, or other methods, develop, produce, measure, and market production from the Leased Premise, and from other lands, using methods and techniques which are not restricted to current technology, including the right to conduct geophysical and other exploration tests; to drill (vertically, horizontally, and/or directionally), maintain, operate, treat, vent, dewater, cease to operate, plug, abandon, and remove wells; to stimulate or fracture all coal formations, seams or other strata or formations; to use or install, maintain and replace roads, electric power and telephone facilities, and to construct, install, maintain and replace pipelines and appurtenant facilities, including data acquisition, compression, treating, separation and collection/storage facilities for use in the exploration, production, transportation and marketing of products from the Leased Premises and from neighboring lands across the Leased Premises, and such rights shall survive the term of this agreement for so long thereafter as operations are continued on the Leased Premises or such other lands, to use oil, gas, and non-domestic water sources free of cost, to store gas of any kind underground, regardless of the source thereof, including the injection of gas therein and removing same therefrom, to protect stored gas, to operate, maintain, repair, store, and remove material and equipment. For the purposes of this lease the term “gas” includes “coalbed methane.”

2. DESCRIPTION: The Leased Premises is located, all or part, in the County of Westmoreland, in the Commonwealth of Pennsylvania, in the Township of             and described as follows:

Tax Parcel

On the North by lands of

On the East by lands of

On the South by lands of

On the West by lands of

Including lands acquired by instrument from                     dated                     and recorded in Deed Book Volume             , Page     , Westmoreland County Recorder’s Office, and described for the purposes of this Lease as containing             acres, whether actually more or less, and including all contiguous or appurtenant lands owned by Lessor or hereinafter acquired. Lessor and Lessee agree that it is their intention that any discrepancy in the Leased Premises descriptions, by Tax Parcel, reference to prior instrument or acreage be resolved in favor of the largest grant that Lessor has the power to make as to the lands described in any combination of such descriptions. This Lease also covers and includes, in addition to that above described, all land if any, contiguous or adjacent to or adjoining the land above described and (a) owned or claimed by Lessor, by limitation, prescription, possession, reversions or unrecorded instrument or (b) as to which Lessor has a preference right of acquisition. Lessor agrees to execute any supplemental instrument requested by Lessee for a more complete or accurate description of said land.

3. LEASE TERM: This Lease shall remain in force for a Primary Term of five (5) years from             (the “Effective Date”), and for as long thereafter as (i) operations are conducted on the Leased Premises in search of production of oil, gas,(ii) a well capable of production is located on the Leased Premises or on lands unitized or combined with the Leased Premises, (iii) extended by other provisions herein,(iv) the Leased Premises or lands unitized or combined with the Leased Premises are used for the underground storage of gas or for the protection of stored gas. Whenever used in this Lease the term “operations” shall include, but not be limited to any of the following activities: production of oil, gas or other minerals, preparing a location for drilling, drilling, testing, stimulating, fracturing, completing, venting, reworking, recompleting, deepening, dewatering, plugging back or repairing of a well in search for or in an endeavor to obtain production of oil and gas, whether or not in paying quantities, and as may be further described in Section (5)(I)1). If, after the primary term, the last producing well on the Leased Premises or on lands unitized or combined with the Leased Premises is plugged and abandoned, the Leased Premises will remain under lease for an additional period of one year from the date of plugging and abandonment.

4. EXTENSION OF TERM: Lessee may extend the primary term for one additional period equal to the primary term by paying to Lessor, at any time within the primary term, proportionate to Lessor’s percentage of ownership, an Extension Payment equal in amount to the original per net acre consideration amount tendered, or by drilling a well on the Leased Premises or on lands unitized or combined with the Leased Premises which is not capable of production in paying quantities.

5. PAYMENT TO LESSOR: Upon Lessee’s final acceptance, evidenced by Lessee’s execution hereof, Lessee covenants to pay Lessor, proportionate to Lessor’s percentage of ownership, as follows:

(A) THIS IS A PAID UP LEASE: In consideration of the payment made by Lessee to Lessor, Lessor agrees that Lessee shall not be obligated, except as otherwise provided herein, to commence or continue any operations during the Primary Term. Lessee may at any time or times during or after the Primary Term surrender this Lease as to all or any portion of the Leased Premises and as to any strata or stratum by delivering to Lessor or by filing for record a release or releases, and be relieved of all obligation thereafter accruing as to the acreage surrendered.

(B) ROYALTY PAYMENT: For all Oil and Gas Substances that are produced and sold from the Leased Premises, Lessor shall receive as its royalty fifteen percent (15%) of the sales proceeds actually received by Lessee from the sale of such production, [**REDACTED**] For royalty calculation purposes, Lessee shall never be required to adjust the sales proceeds to account for the purchaser’s costs or charges downstream from the point of sale. [**CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934**]

It is agreed that the total Royalty that will be paid by Lessee shall be fifteen percent (15%) and that any Royalty conveyance or reservation in Lessor’s chain of title shall be subtracted from the fifteen percent (15%) royalty provided herein. Lessee may withhold Royalty payment until such time as the total withheld exceeds Fifty Dollars ($50.00).

(C) SHUT-IN: If, after the expiration of the Primary Term, there is a well capable of producing in paying quantities or awaiting fracture stimulation, or there is a well whereby the production of oil, gas, or their constituents is interrupted or delayed and not marketed for any reason for a period of [**REDACTED**], and there is no other producing well on the Leased Premises or on lands unitized or combined with the Leased Premises, Lessee may thereafter, as Royalty for constructive production, pay a Shut-In Royalty of [**REDACTED**] per net mineral acre annually, proportionately reduced to Lessor’s percentage of ownership in the Leased premises until such time as production is established or re-established and said payment shall maintain the Lease in full force and effect to the same extent as actual production for the period covered by such payment. During Shut-In, Lessee shall have the right to conduct operations, including re-working, stimulating, or deepening any well or drilling a new well on the Leased Premises or on lands unitized or combined with the Leased Premises in an effort to establish or re-establish production, whether from an original producing formation or from a different formation. In the event that the production from the only producing well on the Leased Premises or on lands unitized or combined with the Leased Premises is interrupted or delayed for a period of [**REDACTED**], this Lease shall remain in full force and effect without payment of Royalty or Shut-In Royalty. Production as used in this Section (C) shall include any horizontal well pending fracture stimulation. [**CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934**]

(D) DAMAGES: Lessee shall remove unnecessary equipment and materials and reseed and mulch the drill site area at the completion of activities, and Lessee agrees to repair any damaged improvements to the land and pay for the loss of crops or marketable timber.

(E) MANNER OF PAYMENT: Lessee shall make or tender all payments due hereunder by check, payable to Lessor, at Lessor’s last known address, and Lessee may withhold any payment, without interest, pending notification by Lessor of a change in address.

(F) CHANGES IN LAND OWNERSHIP: Lessee shall not be bound by any change in the ownership of the Leased Premises until furnished with such documentation as Lessee may reasonably require. Pending the receipt of documentation, Lessee may elect either to continue to make or withhold payments as if such a change had not occurred.

(G) TITLE: If Lessee has evidence that Lessor does not have title to all or any part of the Leased Premises, Lessee may immediately withhold payments, without interest, that would be otherwise due and payable hereunder to Lessor until the adverse claim is fully resolved.

(H) LIENS: Lessee may at its option pay and discharge any past due taxes, mortgages, judgments, or other liens and encumbrances on or against any land or interest included in the Leased Premises; and Lessee shall be entitled to recover from the debtor, with legal interest and cost, by deduction from any future payments to Lessor or by any other lawful means.

(I) LIMITATION OF FORFEITURE: This Lease shall never be subject to civil action or other proceeding to enforce a claim of forfeiture due to Lessee’s alleged failure to perform as specified herein, unless Lessee has received written notice of Lessor’s demand and thereafter fails or refuses to satisfy Lessor’s demand within sixty (60) days from receipt of the notice or such longer time as may be reasonably necessary under the circumstances to satisfy Lessor’s demand.

If, at any time within the Primary Term of this Lease or any continuation thereof, Lessor receives any bona fide offer, acceptable to Lessor, to grant an additional lease (“Top Lease”) covering all or part of the Lease Premises, Lessee shall have the continuing option, by meeting any such offer, to acquire such Top Lease. Any offer must be in writing and must set forth the proposed Lessee’s name, bonus consideration and royalty consideration to be paid for such lease, and include a copy of the lease form to be utilized reflecting all pertinent and relevant terms and conditions of the Top Lease. Lessee shall then have fifteen (15) days after receipt from Lessor of a complete copy of any such offer to advise Lessor in writing of its election to enter into an oil and gas lease with Lessor on equivalent terms and conditions. If Lessee fails to notify Lessor within the aforesaid fifteen (15) day period of its election to meet any such bona fide offer, Lessor shall have the right to accept said offer. Any Top Lease granted by Lessor in violation of this provision shall be null and void.

6. UNITIZATION: Lessor grants Lessee, in Lessee’s sole discretion, the right to pool, unitize, or combine all or part of the Leased Premises and any formation or formations therein with other lands, whether contiguous or not contiguous, leased, or un-leased, whether owned by Lessee or by others, at a time before or after drilling to create drilling or production units for vertical, horizontal and/or directional wells either by contract right or pursuant to governmental authorization. Lessee is granted the right to change the size, shape and conditions of operations or payment of any unit created, before and/or after production is established for such unit. Lessor agrees to accept and receive out of the production or the revenue realized from production of such unit, such proportional share of the Royalty from each unit well as the number of Leased Premises acres included in the unit bears to the total number of acres in the unit. In all other respects, operations related to, production from, or payment for Royalty or Shut-In Royalty for a well on such a unit shall have the same effect upon the terms of this Lease as if the well were located on the Leased Premises.

7. FACILITIES: Lessee shall not drill a well within two hundred (200) feet of any structure located on the Leased Premises without Lessor’s written consent. Lessor shall not erect any building or structure, or plant any trees within two hundred (200) feet of a well or within twenty-five (25) feet of a pipeline without Lessee’s prior written consent. Lessor shall not improve, modify, degrade or restrict roads and facilities built by Lessee without Lessee’s prior written consent.

8. CONVERSION TO STORAGE: Lessee is hereby granted the right to convert the Leased Premises to gas storage. At the time of conversion, Lessee shall pay Lessor [**REDACTED**]. After the Leased Premises is converted to gas storage, Lessor shall be paid [**REDACTED**].

[**CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934**]

9. TITLE AND INTEREST: Lessor hereby warrants generally and agrees to defend title to the Leased Premises and covenants that Lessee shall have quiet enjoyment hereunder and shall have benefit of the doctrine of after acquired title. Should any person having title to the Leased Premises fail to execute this Lease, this Lease shall nevertheless be binding upon all persons who do execute it as Lessor. Lessor hereby warrants that Lessor is not currently receiving any bonus, rental, production royalty as a result of any prior oil and gas lease covering any or all of the Leased Premises, and that there are no commercially producing wells currently existing on the Leased Premises, or upon other lands with the boundaries of a drilling or production unit utilizing all or a part of the Leased Premises.     Initials             Initials

10. FORCE MAJEURE

(A) Should Lessee be prevented from complying with any express or implied covenant of this Lease, from conducting operations thereon, or from producing oil or gas therefrom by reason of scarcity of or inability to obtain or to use equipment or material, or by operation of force majeure, any Federal or State law, or any order, rule or regulation of governmental authority, then while so prevented, Lessee’s obligation to comply with such covenant shall be suspended and Lessee shall not be liable for damages for failure to comply therewith; and this Lease shall be extended while and so long as Lessee is prevented by any such cause from conducting operations on or from producing oil or gas from said Lease Premises; and the time while Lessee is so prevented shall not be counted against Lessee, anything in this Lease to the contrary notwithstanding.

(B) The specification of causes of force majeure herein enumerated shall not exclude other causes from consideration in determining whether Lessee has used reasonable diligence wherever required in fulfilling any obligations or conditions of this Lease, express or implied, and any delay of not more than six (6) months after termination of force majeure shall be deemed justified.

(C) All terms and conditions of this Lease, whether express or implied, shall be subject to all Federal and State Laws, Executive Orders, Rules, or Regulations; and this Lease shall not be terminated, in whole or in part, nor Lessee held liable in damages for failure to comply with the terms of this Lease, if compliance is prevented or delayed by, or if such failure is the result of, any such Law, Order, Rule or Regulation.

11. IMPLIED COVENANTS DISCLAIMED/WAIVED: There is no covenant to develop the Leased Premises within a certain time frame, and there shall be no leasehold forfeiture or liability for implied covenants to produce, develop, market or protect against drainage. Provisions herein constitute full compensation for privileges herein granted, and the only covenants between Lessee and Lessor are those expressly set forth in the Lease.

12. PROPORTIONATE REDUCTION: If the Lessor owns a less interest in the Leased Premises than the entire and undivided fee simple therein, then the Royalties and other payments herein provided for shall be paid to the Lessor only in the proportion which such interest bears to the whole and undivided fee. If the Leased Premises is owned by two or more parties, or the ownership of any interest therein should hereafter be transferred by sale, devise or operation of law, the Leased Premises, nevertheless, may be held, developed and operated as an entirety, and the Royalties and other payments herein provided for shall be divided among and paid to such several owners in the proportion that the acreage owned by each such owner bears to the entire Leased Premises.

13. ARBITRATION; LAW: In the event of a disagreement between Lessor and Lessee concerning this Lease, performance hereunder, or damages caused by Lessee’s operations, settlement shall be determined by a panel of three disinterested arbitrators. The arbitration process shall be initiated by one party sending written notice of arbitration to the other party. Within ten (10) days after receipt of an arbitration notice, Lessor and Lessee shall appoint and be responsible to pay the fee of one arbitrator each, and the two so appointed shall appoint the third, whose fee shall be borne equally by Lessor and Lessee. The arbitrators shall determine the procedure to be used for arbitration and shall render their decision within thirty (30) days after appointment of the third arbitrator. The award of the arbitrators shall be final. If either party fails to timely appoint its arbitrator or if the two arbitrators appointed fail to appoint a third arbitrator within ten (10) days after their appointment, then either party may make application to any court having jurisdiction over the Leased Premises for the appointment of the last arbitrator. This Lease shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without regard to conflicts of law principles that might refer the interpretation hereof to the laws of another state.

14. SURRENDER: Lessee may surrender and cancel this Lease as to all or any part of the Leased Premises by recording a Surrender of Lease and if partially surrendered, any payments by Lessee provided for in this Lease shall be reduced in proportion to the acreage surrendered if applicable.

15. SEVERANCE: If any provision of this Lease is prohibited by law or judged by a court to be unlawful, void or unenforceable, or by reason of inclusion in this Lease cause the Lease to be rendered invalid or unenforceable, then such provision shall, to the extent required in order to cause the Lease to be valid and enforceable, be severed from this Lease and rendered ineffective as far as possible without modifying the remaining provisions of this Lease, and shall not in any way affect any other circumstances of or the validity or enforcement of this Lease.

16. SUCCESSORS: All rights, duties, and liabilities herein benefit and bind Lessor and Lessee and their heirs, successors, and assigns.

17. ENTIRE CONTRACT: The entire agreement between Lessor and Lessee is embodied herein. No express or implied oral warranties, covenants, representations, duties or promises have been made or relied upon by either party as an inducement to or modification of this Lease, and the parties expressly disclaim any such express or implied warranties, covenants, representations, duties or promises.

18. CURATIVE DOCUMENTS: In the event any of the Leased Premises to this Lease are determined to be inaccurately described or in the event it is determined Lessor’s ownership of said Leased Premises is owned in another capacity, other than described on this Lease, Lessor hereby covenants and agrees with Lessee to execute and deliver such other documents necessary to amend and ratify this Lease or take such further actions as Lessee may reasonably request, to carry out the intent of, and give effect to this Lease.

19. EXECUTION REQUIRED; INDEPENDENT CONTRACTOR STATUS. This Lease shall be effective only upon the due execution of this Lease by both Lessor and Lessee. LESSOR ACKNOWLEDGES AND AGREES THAT LESSOR HAS BEEN INFORMED THAT ANY PERSON(S) NEGOTIATING THE TERMS AND CONDITIONS OF THIS LEASE ON BEHALF OF LESSEE IS AN INDEPENDENT CONTRACTOR OF LESSEE AND NOT ITS AGENT OR EMPLOYEE, THAT SUCH PERSON(S) HAVE NO AUTHORITY TO BIND LESSEE TO THE LEASE, ANY OFFER FOR A LEASE OR OTHERWISE, AND THAT THIS LEASE SHALL NOT BE BINDING UPON LESSEE UNTIL THIS LEASE IS ACCEPTED BY LESSEE AS EVIDENCED BY THE DUE EXECUTION OF THIS LEASE BY AN OFFICER OR OTHER AUTHORIZED PERSON OF LESSEE. This Lease may be executed by Lessor and Lessee in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. Any party may execute this Lease by facsimile signature and the other party will be entitled to rely on such facsimile signature as evidence that this Lease has been duly executed by such party. Any party executing this Lease by facsimile signature will promptly forward to the other party an original signature pager. This Lease may not be subsequently amended except by an instrument in writing signed by Lessor and Lessee.

20. ADDENDUM. See Exhibit “A” Addendum to Oil and Gas Lease, attached hereto and made a part hereof for additional terms and provisions.

NOTWITHSTANDING ANYTHING PRIOR TO THE CONTRARY THIS LEASE IS PAID UP FOR THE PRIMARY TERM STATED HEREIN.

IN WITNESS WHEREOF, this Lease is entered into this the day and year first above written.

LESSOR:

LESSEE:

REX ENERGY I, LLC

By: F. SCOTT HODGES
Title: Vice-President, Land

LESSOR

ACKNOWLEDGMENTS

COMMONWEALTH OF PENNSYLVANIA	§
§
COUNTY OF	§

On this the             day of            , 2011, before me,                     , the undersigned officer, personally appeared                     , known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument, and acknowledged that he executed the same for the purposes therein contained.

In witness thereof, I hereunto set my hand and official seal.

My Commission Expires on:
Notary Public In and For County,
COMMONWEALTH OF PENNSYLVANIA
Acting in County,
COMMONWEALTH OF PENNSYLVANIA

LESSEE

COMMONWEALTH OF PENNSYLVANIA	§
§
COUNTY OF CENTRE	§

On this             day of             , 2011, before me,                     , the undersigned officer, personally appeared F. Scott Hodges, who acknowledged himself to be the Vice President, Land of Rex Energy I, LLC, a Delaware limited liability company, and that he, as such officer, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the limited liability company by himself as such officer.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

My Commission Expires on:
Notary Public In and For County,
COMMONWEALTH OF PENNSYLVANIA
Acting in County,
COMMONWEALTH OF PENNSYLVANIA

EXHIBIT “A”

This Exhibit “A” is attached to and made a part of that certain Oil and Gas Lease dated                     , 2011, by and between             , as Lessor and Rex Energy I, LLC, a Delaware limited liability company, as Lessee

21. ADDENDUM CONTROLS. In the event of a conflict between any of the terms and provisions contained in this Addendum Exhibit “A” and the other terms and provisions contained in the herein Lease Agreement, the terms and provisions contained in the herein Addendum entitled Exhibit “A” shall be controlling. If any clause or provision of this Lease or Addendum Exhibit “A” is declared by a court of competent jurisdiction to be invalid or unenforceable under the current laws, the remainder of this Lease shall not be affected thereby, and this Lease shall be modified so that in place of each such clause or provision of this Lease there will be added as a part of this Lease a legal, valid and enforceable clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible.

22. EXCLUSION OF MINERALS AND COALBED GASES. This Lease shall not include any rights not specifically set forth in this Oil and Gas Lease. This Lease shall cover only gas, oil and related constituents and hydrocarbons that may be produced through the well bore; and all other minerals, including but not limited to lignite, coal uranium, sulfur, gravel, copper and metallic ores are not included in this Lease. Notwithstanding paragraph 1 of this Lease, this Lease excludes the right to drill for, produce or remove coal seam gas, including coalbed methane gas, coalbed gas, gob gas, coal mine methane, methane, methane gas, occluded gas and other naturally occurring gases contained in or associated with any coal seam and gas originating or produced from any coal formations or seams.

23. EXCLUSION OF OTHER PROPERTIES OF LESSORS, INCLUDING ANY RIGHTS OF LESSOR, CONTIGUOUS, NON-CONTIGUOUS AND AFTER-ACQUIRED PROPERTIES. This Lease relates to and shall be limited to the property specifically described in paragraph 2 containing the acreage there shown, more or less. Specifically, nothing in this Lease or Addendum shall be construed to provide to Lessee any oil and gas rights or other rights of any kind with respect to any other property interests of Lessor, including rights in contiguous or non-contiguous properties or rights in after-acquired properties.

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25. BONUS PAYMENT. Lessee shall make a bonus payment to Lessor in an amount equal to Two Thousand Five Hundred Dollars ($2,500.00) per net acre. Such payment shall be made within 90 calendar days of the execution of this Lease by Lessee.

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[**CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934**]

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[**CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934**]

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[**CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934**]

48. MISCELLANEOUS PROVISIONS. In the event an individual landowner and Rex agree to any additional provisions, those provisions must be in writing, and added below prior to execution by the parties.

LESSOR:

LESSEE:

REX ENERGY I, LLC

By: F. SCOTT HODGES
Title: Vice-President, Land

Exhibit D

Defective Title

and

Rejection and Appeal Process for Leases Rejected Due to Defective Title

1.	Defective Title: For purposes of the Agreement, Defective Title is defined as status of title, liens or encumbrances, other matters of record, or property status, as determined by Rex in its preliminary review, which suggests that Lessor does not have title to all or any part of the Lease Premises with all property rights necessary and appropriate for Rex to undertake the operations described in the Lease without unreasonable risk of claim by any third party (“Defective Title”). For the purposes of this Agreement, Rex will not reject leases for effective Title if the sole reason for rejection would be a mortgage on a property of less than $500,000. The determination of Defective Title hereunder shall have no legal effect on the rights and obligations of the Parties set forth in the Lease, including without limitation, the Warrant of Title and Interest, Proportionate Reduction, and Curative Documents requirements contained therein.

2.	Rejection of Lease due to Defective Title: If Rex determines it intends to reject a proposed Lease due to a suggestion of Defective Title, Rex will notify the class member in writing (with a copy to class counsel via email) of its intent to reject the proposed Lease and in such notice will specify the title defect(s), together with a proposed cure for such title defects(s)(“Notice of Defective Title”). Unless the title defect(s) identified in the Notice of Defective Title is/are cured as provided herein, the proposal to lease with respect to such landowner shall be deemed terminated and Rex shall have no further obligation to lease such landowner’s property.

3.	Right to Cure: If the title defect(s) identified in the Notice of Defective Title is/are capable of cure and such cure can be completed within a reasonable period of time following receipt of the Notice of Defective Title (“Title Clearing Period”), the class member (with the assistance of Class Counsel if desired), may elect to attempt cure of the Defective Title provided within ten (10) days of receipt of the Notice of Defective Title the class member gives Rex written notice of the intent to cure the Defective Title (“Notice of Intent to Cure”).

4.

Tender of Cure and Cure Rejection: If Class member tenders Cure in accordance with the requirements set forth in the Notice of Defective Title (“Tender of Cure”) or otherwise, Rex shall have a period of ten (10) days from receipt of Tender of Cure to accept or reject the Tender of Cure (“Cure Rejection”). If Rex gives notice of Cure Rejection, Rex and class member and counsel for the class member will to confer within 5 days of Cure Rejection to discuss the potential of a mutually satisfactory resolution. If the conference fails to result in a resolution of the Cure Rejection, Rex shall have no obligation under this Settlement Agreement to lease such landowner’s property and the landowner(s) shall be deemed to have opted-out of the class action.

5.	Failure to Cure: If class member declines to cure the Defective Title as set forth in the Notice of Defective Title, or if the Defective Title cannot be cured within the Title Clearing Period, Rex shall have no obligation to lease such landowner’s property.

6.	Savings/No-Waiver Clause: Notwithstanding anything contained in the Agreement or this Exhibit D, Lessor(s) acknowledges and affirms that the determination of Defective Title, Notice of Defective Title, and Cure of Defective Title hereunder shall have no legal effect on the rights and obligation of the Parties set forth in the Lease, including without limitation, the Warrant of Title and Interest, Proportionate Reduction, and Curative Document requirements contained therein, it being specifically understood that Rex is not conducting a complete examination of title in connection with the execution of this Agreement and any Lease proposed hereby. Lessor(s) understand and appreciate that a complete examination of title may reveal defects in title not discovered upon preliminary review. In such event, the terms of the Lease apply. Rex does not waive any right under its Lease by giving Notice of Defective Title or accepting a Tender of Cure as set forth in this Exhibit D.

EXHIBIT E

PLAN OF DISTRIBUTION

1. Definitions. All capitalized terms in this Plan of Distribution (“Plan”) shall have the same meaning as used in the Settlement Agreement (the “Agreement”) to which this Plan is an Exhibit.

2. This Plan addresses the distribution of the Administrative Fund and the Cash Settlement Fund to be paid by Defendants under the Agreement. This Plan does not relate to the pre-paid rental or bonus payments under the oil and gas Leases being offered to Class Members pursuant to Section 11 of the Agreement, or any other payments that may become due under such leases, which will be made separately and directly by Rex Energy.

3. The Settlement Administrators are Richard A. Finberg and David A. Borkovic.

4. Disbursements from the Cash Settlement Fund and Administrative Fund shall be made only in accordance with this Plan, Orders of Court granting Final Approval of the Settlement and awarding attorneys’ fees, costs and expenses, and any other Orders of Court governing the distribution under the Court’s retained jurisdiction over administration of the settlement. Such disbursements will be made by either of the Settlement Administrators. If both Settlement Administrators are unable or unwilling to perform such services, the Court may on appropriate motion of any interested person appoint other appropriate persons or entities to administer the settlement.

5. The Administrative Fund. The term “Administrative Fund” shall refer to the sum of $30,000 to be paid by Defendants within 10 business days after the Court enters the Preliminary Approval Order. Defendants shall pay such amount into the IOLTA account of Richard A. Finberg, for further distribution in accordance with this Plan.

6. The term “Cash Settlement Fund” shall mean the sum of $2,500,000, to be paid by Defendants at the time set forth in Section 17 of the Agreement. Rex Energy I, LLC and/or Rex Energy Corporation shall wire transfer such amount into a Special Escrow Account at PNC Bank, Pittsburgh, PA, which account will bear the title “Rex Energy Class Settlement Fund” or similar name. Such Fund shall be a Qualified Settlement Fund within the meaning of the Treasury Reg. §§ 1.468 B-1 through 1.468 B-2, and shall bear its own federal tax identification number (E.I.N.), as obtained by the Settlement Administrators. It is currently anticipated that such account will be maintained as a Non-IOLTA Account within the meaning of Pennsylvania Rules of Professional Conduct, Rule 1.15(a) (7), unless the Court directs otherwise, in which case all interest will be paid into the IOLTA fund as provided by law. The Settlement Administrators may in their discretion, but shall not be obligated, to place portions of the Settlement Fund into related sub-accounts or Certificates of Deposit also maintained at PNC Bank, it being desirable that liquidity be maintained to permit distribution of funds at the earliest permissible and practical time. Defendants, if requested, shall cooperate with the Settlement Administrators for purposes of establishing the settlement fund as a Qualified Settlement Fund.

Distribution of the Administrative Fund

7. The Administrative Fund shall be used to pay the following costs or expenses associated with administering the Settlement Fund:

a)	All costs of printing, mailing, publishing or otherwise serving notices to Class Members, including the initial Notice of Proposed Class Action Settlement and any other communications respecting the Settlement;

b)	The costs of printing, preparing and mailing checks to Class Members, including bank fees and check charges and amounts deposited into the Special Escrow Account to establish such account and/or provide for the payment of such fees and charges;

c)	The costs of providing IRS Forms 1099 to Class Members, filing all required tax returns with respect to the settlement, complying with any other reporting obligations, and paying any taxes or fees relating to the Settlement Fund;

d)	The costs of searching for Class Members with respect to notices of settlement or undeliverable or uncashed settlement checks;

e)	Reasonable and necessary compensation to persons performing the activities described above;[1] and

f)	Fees of certified public accountants for providing tax advice and preparing Forms 1099 and tax returns, making or verifying calculations of individual Class Member settlement shares, or performing or assisting with any other services listed in this Paragraph 7.

8. Any shortfall in funds necessary to pay any administrative expense in Paragraph 7(a)-(f) may be paid from any unused portion of the Cost and Expense Account described below. Any unused funds remaining in the Administrative Fund after payment of all items in Paragraph 7 shall be paid into the Class Release Fund described below, except that, to avoid undue delay in distributing the Class Release Fund, the Settlement Administrators may in their discretion reserve a portion of the Administrative Fund for anticipated costs and contingencies. Any unused reserve shall become part of the Residue.

[1]	The Administrators may in their discretion utilize the services of Michael P. Malakoff, P.C. (the successor to Mr. Finberg’s former firms, Malakoff & Brady, P.C. and Malakoff Doyle & Finberg, P.C.), or certain of its present or former employees, to perform or assist in some or all of the above administrative tasks, compensating them at their existing paralegal rates.

Distribution of the Cash Settlement Fund

9. The Cash Settlement Fund shall be divided into the following sub-accounts. These sub-accounts are for accounting and distribution purposes only, and amounts in such sub-accounts will not be segregated into separate bank accounts prior to distribution. The sub-accounts and anticipated distributions from each are as follows:

a)	Cost and Expense Account. An amount of $25,000, from which all of Plaintiffs’ necessary and reasonable costs and expenses of litigation in the Action will be paid, as allowed by the Court. Such costs and expenses may include, without limitation, filing fees, service costs, copying costs, transcript costs, expert expenses including title searches and analysis, telephone costs, travel costs, mailing costs, messenger and overnight delivery costs, and all other direct expenditures made in connection with the Action, but excluding general office overhead. Such costs will generally exclude administrative costs covered by the Administrative Fund, except that any unused portion of the Cost and Expense Account may be used to fund any shortfall or anticipated shortfall in the Administrative Fund as provided in Paragraph 8. The costs and expenses will be paid to the respective attorneys who paid or incurred them as soon as practical after receipt of the Cash Settlement Fund. Any unused funds in the Cost and Expense Account shall be credited to the Class Release Fund, if practical to do so prior to the allocation and distribution of that Fund, or otherwise, shall become a part of the Residue. If permitted by law, any interest earned on the Settlement Funds (if not maintained as an IOLTA account), shall be deemed to be a part of the $25,000 Cost and Expense Fund.

b)	Attorneys Fee Account. The Attorneys Fee Account will be used to pay the reasonable attorneys fees of class counsel as allowed by the Court for services rendered for the Class in the Action. Such fees will be divided among class counsel in such manner as they agree. Any incentive awards requested on behalf of the class representatives and allowed by the Court will also be paid from this account. In no event will the total amount in the Attorney Fee Account exceed $1,850,000. The amounts awarded by the Court to class counsel and the representative plaintiffs will be paid as soon as practical after receipt of the Cash Settlement Fund. Any unused portion of the Attorneys Fee Account shall be credited to the Class Release Fund.

c)

Class Release Fund. The Class Release Fund will consist of not less than $625,000, together with any unused amounts, if any, from the Administrative Fund, Cost and Expense Account, and Attorneys Fee Account, except insofar as portions of the Administrative Fund and Cost and Expense Fund may revert to the Residue as provided above. The Class Release Fund will be used to compensate Class Members under the allocation formula set forth in Paragraph 10 below. Such distribution shall be made as soon as practical after the later of (i) the date after which all Class Members who have not accepted leases are deemed to have rejected them, as provided in Paragraph 14 of the Agreement, and (ii) the date on which the Court’s award of Plaintiff’s attorneys fees, expenses and incentive awards becomes final. Any portion of the Class Release Fund that cannot for any reason be distributed to the appropriate Class Members (e.g., because the Class

Member cannot be located, or because the Settlement Check or any re-issued check has not been cashed within the time period permitted under the Settlement Agreement), shall be credited to the Residue.

d)	Residue. The Residue of the Cash Settlement Fund may be used to fund payments to any late-found Class Members who would otherwise be entitled to payment, and to pay any taxes or fees of governmental entities not otherwise provided for. The remaining Residue shall be held 9 months after date of the first issuance of checks to Class Members under Paragraph 9(c), to permit time for locating Class Members, resolving any distribution disputes, re-issuance of checks where appropriate and clearance of all checks. Thereafter, the first $25,000 of such Residue shall be paid to the Girl Scouts Western Pennsylvania or if such organization does not exist, to another such charitable entity as the Court directs (together, the “Residual Beneficiary”); if any additional Residue remains, it shall be returned to Rex Energy I, LLC; provided, however, that a reserve for any checks outstanding for less than 6 months may be maintained, such funds to thereafter become a part of the Residue if not cashed within such time period. It is understood that the Settlement Administrators’ primary duty is to cause the distribution to the Class Members, and their efforts to locate Class Members and re-issue checks shall not be deemed a breach of any duty to the Residual Beneficiary or Defendants.

Allocation of the Class Release Fund

10. The Class Release Fund shall be allocated in accordance with the following formula:

a)	For purposes of calculating shares of the Class Release Fund, class members shall be assigned “Units” under this Paragraph 10. Class members who are joint owners of the same property according to their “2008 Rex Lease” (as they appear as Exhibits 1 to 136 in the Appendices to Plaintiffs’ Motion for Class Certification) will be counted as a single “Property Owner.” Distributions shall be made jointly to all persons constituting a single the Property Owner absent a Court Order or written agreement satisfactory to the Settlement Administrators, including appropriately executed IRS Forms W-9 for each person or group or persons receiving a distribution.

b)	All Units assigned to Property Owners will rounded up at the end of the calculation to the next full Unit. For example, 143.2 Units will be counted as 144 Units.

c)	The Settlement Administrators may rely conclusively upon (i) all copies of the 2008 Rex Leases, (ii) all Memorandum of Leases or similar documents on file with the Recorder of Deeds or other official public records, including the dates reflected in such documents as being the effective dates of the oil and gas lease, (iii) any other records maintained by Rex Energy and believe by the Settlement Administrators to be reliable, and (iv) any records obtained from Duncan Land & Energy, Inc. in discovery and believed by the Settlement Administrators to be reliable. The Settlement Administrators may in their discretion also consider and rely upon any other records provided to them by Class Members or persons acting on their behalf. The Settlement Administrators may make good faith determinations and estimates where information is incomplete. In determining ownership rights, the Settlement Administrators may conclusively rely upon the 2008 Rex Leases absent other valid evidence provided to them in writing. The Settlement Administrators shall not be responsible for any disputes among joint property owners respecting their relative entitlements to cash distributions. Any disputes brought to the attention of the Settlement Administrators may be resolved by the Court. Notwithstanding the foregoing, the mechanism for resolving title disputes in Exhibit D to the Agreement shall control.

d)	Each Property Owner who has prior to February 3, 2011 entered into an Oil and Gas Lease with respect to the property which is the subject of a 2008 Rex Lease, shall receive 1 Unit per acre per month or any part of a month, between the stated effective date of the 2008 Rex Lease and the effective date of the new lease. For example, a Property Owner who entered such new lease 9 months and 7 days after the stated Effective Date of their 2008 Rex Lease, for a 30-acre property, would be assigned 300 hundred Units.

e)	Each Property Owner who is offered a new lease under the Settlement (including persons re-solicited by Rex Energy in 2011 prior to entering this Agreement) (a “2011 Offer”), and who did not previously lease with another entity, will receive 36 Units per acre, without regard to the precise dates of their 2008 Rex Lease and the 2011 Offer, provided such Property Owner accepts the 2011 Offer (or any modified offer, if applicable) by the date required under the Agreement. For example, a 40-acre property in this category would be assigned 1440 Units (36 times 40 acres).

f)	Each Property Owner who receives a 2011 Offer from Rex Energy but who declines or is deemed under the Settlement Agreement to decline Rex Energy’s 2011 Offer shall receive 24 Units per acre. The remaining 12 Units per acre will be assigned to the Residue. In the example in (e), if the Property Owner declines the 2011 Offer for 40 acres under the Settlement, the Property Owner would receive 960 Units and the remaining 480 Units would be assigned to the Residue.

g)	Property Owners who do not have good title to pertinent oil and gas interests (which is not resolved in favor of the Property Owner under the procedures in Exhibit D to the Agreement) will receive zero (0) Units per acre for which there is not good title. In addition, the potential 36 Units per acre for such property will be assigned to the Residue. De minimus boundary disputes involving 1 acre or less will not result in any reduction from the Units to which such persons would otherwise be entitled.

h)	Each Property Owner’s share of the Class Release Fund shall be calculated as the ratio that the Units assigned to such Property Owner bear to the sum of all Units (including both Units assigned to Class Members and Units assigned to the Residue, as stated above). The remaining portion of the Class Release Fund not distributed to Class Members shall go into the Residue for future distribution in accordance with Paragraph 9(d).

i)	Pursuant to paragraph 18(d) of the Agreement, Property Owners who the Settlement Administrators believe have leased their oil and gas rights to others shall be notified of such classification with the Notice of Proposed Class Action Settlement or by separate written communication as soon as practical thereafter. The notification shall state, in substance, that as a result of such classification, such Class Members will not receive an offer of a new lease from Rex Energy under the Settlement, or if such offer is made, they may not accept it if such other lease has not expired or been surrendered. Such notification will also state that if such persons wish to contest such classification, they must do so within 30 days by writing to the Settlement Administrators, stating their reasons and providing appropriate documentation.

Additional Provisions

11. Entitlement to a share of the settlement is based on the Class Member’s status as of the date of the 2008 Rex Lease, without regard to subsequent marriage, divorce or death.

12. Each Class Member shall be required to provide the Settlement Administrators, in writing (including fax or electronic file) a duly completed IRS Form W-9. The Settlement Administrators may require additional Forms W-9 if payments are, in the discretion of the Settlement Administrators, divided among multiple persons. The Settlement Administrators may require additional information when they deem it appropriate to assure the accurate and safe distribution to the Class Members. Class Members shall be solely responsible for the accuracy of all information they provide to the Settlement Administrators, and the Settlement Administrators may rely conclusively upon such information. Class Members shall immediately advise the Settlement Administrators of any corrections or changes in addresses or other information affecting their share of the Class Release Fund. Each Class Member shall be responsible for all taxes respecting his or her share of the Settlement Fund. In the event that a Class Member has not timely provided to the Settlement Administrators a duly completed IRS Form W-9, the Settlement Administrators may, in their sole discretion, withhold the funds otherwise due such person pending receipt of such Form and may withhold taxes (and transmit such sums to IRS) where required by law.

13. Any Class Member who for any reason receives more than his or her respective share of the Settlement Fund shall upon request by the Settlement Administrators immediately return the excess amount. Any person who is not a Class Member who for any reasons receives any portion of the Settlement Fund shall be required to immediately return such amount to the Settlement Administrators.

14. Each respective Class Member’s share of the Settlement Fund, as determined after application of the allocation formula provided in this Plan or by Court Order, shall be the sole property of such Class Member. No other person or entity, including other Class Members or creditors, shall have any right to receive such payment from the Settlement Administrators, and the Settlement Administrators shall not be required to pay any Class Member’s share to any entity other than the Class Member. In the event that a Class Member may have pledged or promised any litigation recovery to a creditor, it shall be the Class Member’s responsibility to make such payment from his/her share of the Settlement Fund. Nevertheless, in the event that a lien or other claim of any kind is asserted against a Class Member’s share of the Settlement Fund, the Settlement Administrators may in their sole discretion withhold such share pending a Court Order directing how such share shall be distributed, or rely upon a written agreement of the disputing parties in a form satisfactory to the Settlement Administrators.

15. After payment of the Cash Settlement Fund to the Settlement Administrators, no part of the Cash Settlement Fund shall revert to Defendants under any circumstances, except as provided herein with respect to the Residue.

16. The Settlement Administrators shall file with the Court and serve Defendants’ counsel within ten (10) business days of making the distribution of the Class Release Fund an affidavit of compliance with this Plan of Distribution.

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